Sealand Natural Resources Inc

EMPLOYMENT AGREEMENT

THIS AGREEMENT, entered into as of June l, 2011, (this “Agreement”), is between Sealand Natural Resources Inc, a NEVADA corporation (hereinafter called the “Company”), and Greg May. (hereinafter called the “Director”).

WHEREAS, the Company and the Director desire to enter into this Agreement pursuant to which the Director will provide certain services to the Company.

NOW THEREFORE, for the premises and conditions set forth herein and for consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1.            Services.

(a)          Subject to and upon the terms and conditions set forth in this Agreement (including Section 2 hereof), the Company hereby retains the Director, and – Chief Operations Office (COO) and Director/COO hereby agrees to provide to the Company, such services as set forth on Exhibit A attached hereto, as may be amended by mutual agreement between the Director and the Company from time to time.

(b)           During the term of this Agreement, the Director agrees to devote approximately 40 hours per week to the performance of services hereunder.

(c)           The Director shall provide his services hereunder at such times and places as are mutually agreed upon by the Director and the Company.

2.            Reporting. The Director shall report on the services performed hereunder periodically during the term of this Agreement. The Director represents, warrants and covenants to the Company that each report of his activities will be true, accurate and correct in all respects.

3.            Compensation.

(a)          So long as the CFO is providing services to the Company under this Agreement during the Term of this Agreement, the Company agrees to grant CFO unrestricted stock in the amount of 1,500 shares at the end of each calendar quarter - 3/31, 6/30, 9/30, 12/31 - (the “Stock”)

(b)          So long as the COO is providing services to the Company under this Agreement during the Term of this Agreement, the Company agrees to pay the COO a cumulative draw of $9,800 on the first day of each month period (the draw).

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Sealand Natural Resources Inc

SERVICE AGREEMENT

THIS AGREEMENT, entered into as of June 1, 2011, (this “Agreement”), is between Sealand Natural Resources Inc, a NEVADA corporation (hereinafter called the “Company”), and Greg May. (hereinafter called the “Director”).

WHEREAS, the Company and the Director desire to enter into this Agreement pursuant to which the Director will provide certain services to the Company.

NOW THEREFORE, for the premises and conditions set forth herein and for consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1.           Services.

(a)           Subject to and upon the terms and conditions set forth in this Agreement (including Section 2 hereof), the Company hereby retains the Director, and – Chief Operations Office (COO) and Director/COO hereby agrees to provide to the Company, such services as set forth on Exhibit A attached hereto, as may be amended by mutual agreement between the Director and the Company from time to time.

(b)           During the term of this Agreement, the Director agrees to devote approximately 40 hours per week to the performance of services hereunder.

(c)           The Director shall provide his services hereunder at such times and places as are mutually agreed upon by the Director and the Company.

2.            Reporting. The Director shall report on the services performed hereunder periodically during the term of this Agreement. The Director represents, warrants and covenants to the Company that each report of his activities will be true, accurate and correct in all respects.

3.           Compensation.

(a)          So long as the Director is providing services to the Company under this Agreement during the Term of this Agreement, the Company agrees to grant Director stock according to the Company's stock option plan as outlined and agreed to per Individual Director in the amount equivalent to the shares of the Company at the Effective Date (the “Stock”).

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(b)          So long as the COO is providing services to the Company under this Agreement during the Term of this Agreement, the Company agrees to pay the COO a cumulative draw of $9,800 on the first day of each month period (the draw).

(c)          The Company will not withhold any tax or Social Security payments due, if any, from the Director to any governmental taxing authority. The Director hereby agrees that he will timely pay all taxes and fees upon the income and other compensation he has earned from the Company, and will indemnify and hold the Company harmless against the claims of any governmental taxing authority made in connection with the revenue and other compensation derived by the Director under this Agreement.

(d)          In anticipation that the Director will be required to perform considerable work on nights, weekends, and other exceptional hours, the Company hereby agrees to provide for and set up a home office for the Director.

(e)          The company agrees to provide a mobile phone with voice and data plans and health club membership (with monthly dues to be less than $100) to the Director at Company's expense.

(f)          The Director will be eligible for a bonus commensurate with industry standards for a Chief Operations Officer.

(g)          Except for the Fee and Stock provided for in this Section 3 [and the expense reimbursement fringe benefit provided pursuant to Section 4 and the Termination provision in Section 7d below], the Company shall have no obligation to provide any compensation or other benefits to the Director with respect to any services rendered by the Director to the Company hereunder.

4.            Expenses. The Company shall reimburse the Director for any actual expenses incurred by the Director while rendering services under this Agreement so long as such expenses are reasonable, necessary, and appropriately documented.

5.            Representations of Director. The Director hereby represents and warrants to the Company that he is free to enter into this Agreement, and he will not disclose to the Company, or use for the Company's benefit, any trade secrets or confidential information which is the property of any other person. Without limiting the generality of the foregoing, the Director shall not disclose to the Company, and shall not use for the Company's benefit, any information relating to or arising out of his utilizing the funds, personnel, facilities, materials or other resources of any other person (if any), until such information is publicly disclosed.

6.            Term. This Agreement shall take effect as of the date of this Agreement (the “Effective Date”) and shall continue thereafter in full force and effect until the effective date of termination of the Director's services hereunder pursuant to the provisions of Section 7 below. For purposes of this Agreement, the period of time during which this Agreement is in full force and effect shall be hereinafter referred to as the “Term”.

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7.           Termination.

(a)          This Agreement and the services provided by the Director hereunder shall terminate immediately upon the Director's death.

(b)          This Agreement and the services provided by the Director hereunder may be terminated at any time by the Director for any reason or no reason by giving at least thirty (30) days prior written notice of termination to the Company.

(c)          This Agreement and the services provided by the Director hereunder may be terminated at any time by the Company by giving written notice of termination to the Director.

(d)          Upon termination pursuant to this Section 7, the Director shall be entitled to that portion of the Fee and Stock which has been earned but remains unpaid. The Director shall also be entitled to severance commensurate with industry standards for an individual with the title of Director.

8.            Confidential Information.

(a) For purposes of this Agreement, the term “Confidential Information” shall mean (i) confidential information, knowledge or data of the Company, (ii) trade secrets of the Company and (iii) any other information of the Company disclosed to the Director (whether prior to or after the signing of this Agreement) or which the Director is given after the date of this Agreement and prior to the termination of his services to the Company. Without limiting the generality of the foregoing, the term “Confidential Information” shall include (A) all inventions, improvements, developments, ideas, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, know-how, patents, trademarks and copyrights (including all records pertaining to any of the foregoing), whether or not reduced to writing, that are owned by the Company, or that are required to be assigned to the Company by any person, including, without limitation, any employee or Director of the Company, or that are licensed to the Company by any person, (B) information regarding the Company's plans for research and development or for new products, (C) engineering or manufacturing information pertaining to the Company or any of its operations or products, (D) information regarding regulatory matters pertaining to the Company, (E) information regarding any acquisition or strategic alliance effected by the Company or any proposed acquisition or strategic alliance being considered by the Company, (F) information regarding the status or outcome of any negotiations engaged in by the Company, (G) information regarding the existence or terms of any contract entered into by the Company, (H) information regarding any aspect of the Company's intellectual property position, (I) information regarding prices or costs of the Company, (J) information regarding any aspect of the Company's business strategy, including, without limitation, the Company's marketing, selling and distribution strategies, (K) information regarding customers or suppliers of the Company, (L) information regarding the skills, compensation and other terms of employment or engagement of the Company's employees and Directors, (M) business plans, budgets and unpublished financial statements and unpublished financial data of the Company, (N) information regarding marketing and sales of any actual or proposed product or services of the Company and (O) any other information that the Company may designate as confidential.

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(b)          The Director acknowledges that, except to the extent otherwise provided below in this Section 8(b) or in Section 8(d) hereof, all Confidential Information disclosed to or acquired by the Director is a valuable, special, and unique asset of the Company and is to be held in trust by the Director for the Company's sole benefit. Except as otherwise provided below in this Section 8(b) or in Section 8(d) hereof, the Director shall not, at any time during or for 180 days after the Term, use for himself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company. Notwithstanding anything in this Section 8(b) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Director may use Confidential Information in connection with providing services to the Company and (B) the Director may disclose Confidential Information to any employee, Director or advisor to or of the Company who has a need to know such Confidential Information in order to perform or provide any services to the Company in the ordinary course and within the scope of such employee's, Director's or advisor's engagement by the Company.

(c)          The Director acknowledges and agrees that the Company has received, and may receive in the future, confidential or proprietary information from third parties (“Third Party Confidential Information”) subject to a duty on the Company's part to maintain the confidentiality of such Third Party Confidential Information and to use it only for certain limited purposes. During the Term and thereafter, the Director shall hold Third Party Confidential Information in the strictest confidence and will not use or disclose to anyone any Third Party Confidential Information, unless expressly authorized in writing by the Company or unless otherwise provided below in this Section 8(c) or in Section 8(d) below. Notwithstanding anything in this Section 8(c) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Director may use Third Party Confidential Information in connection with providing services to the Company and (B) the Director may disclose Third Party Confidential Information to any employee, Director or advisor to or of the Company who has a need to know such Third Party Confidential Information in order to perform or provide any services to the Company in the ordinary course and within the scope of such employee's, Director's or advisor's engagement by the Company.

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(d)          The Director's obligations under Section 8(b) and/or Section 8(c) hereof not to use, disclose or communicate Confidential Information or Third Party Confidential Information to any person without the prior written consent of the Company shall not apply to any Confidential Information or Third Party Confidential Information which (i) is or becomes publicly known under circumstances involving no breach by the Director of this Agreement, (ii) was known by the Director prior to the date hereof, (iii) is independently developed by the Director other than in the course of performing consulting services for the Company pursuant to this Agreement, (iv) was or is disclosed to the Director by a third party who is not under any obligation of confidentiality to the Company or the owner of any Third Party Confidential Information, (v) is disclosed by the Director pursuant to a request or order of any court or governmental agency, provided that the Director shall have promptly notified the Company of any such request or order and provided reasonable cooperation (at the Company's expense) in the Company's efforts, if any, to contest or limit the scope of such request or order, and/or (vi) was or is approved for release by written authorization of an authorized representative of the Company.

(e)          The obligations of the Director under this Section 8 are without prejudice, and are in addition to, any other obligations or duties of confidentiality, whether express or implied or imposed by applicable law, that are owed to the Company or any other person to whom the Company owes an obligation of confidentiality.

9.            Return of Documents. All originals, copies and summaries of manuals, memoranda, notes, notebooks, records, reports, plans, drawings, specifications, devices, formulas, storage media (including software, documents and computer printouts) and other documents or items of any kind containing, disclosing, concerning or relating to Inventions, Confidential Information or Third Party Confidential Information shall, to the extent that they are in the actual or constructive possession or control of the Director, be delivered to the Company by the Director immediately upon termination of this Agreement.

10.          Miscellaneous.

10.1.       Entire Agreement. This Agreement represents the entire Agreement of the parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

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10.2.      Waiver. No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

10.3.      Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company to any affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). “Affiliate of the Company” means any person which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise. The Director may not assign or transfer any or all of his rights or obligations under this Agreement.

10.4.      Disputes and Costs. In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in San Diego, Nevada, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

10.5.       Severability. All headings and subdivisions of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

10.6.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

10.7.       Survival. The provisions of this Section 10.7 and Sections 8, 9, and 10 shall survive the expiration of the Term and the termination of this Agreement.

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date written above as a sealed instrument.

Sealand Natural Resources Inc.

By:	/s/ Lars Aaurp Poulsen

Lars Aaurp Poulsen.

Title: President and Chief Executive Officer Director

By:	/s/ Greg May

Name: Greg May
Title: Vice President and Chief Operations Officer, Director

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Exhibit A

Description of Services

The Director shall perform the following services for the Company:

(i)	Serve as Sealand Natural Resources Inc’s Chief Operations Officer

(ii)	Serve as an employee of Sealand Natural Resources Inc., and act as Chief Operations Officer/Vice President/Director and receive a salary and stock bonus plan as an employee of SNRI for services rendered and milestone targets are met.